Exhibit 10

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” and to the use of our report, dated June 10, 2005, with respect to the statements of assets and liabilities of FDP Series, Inc., (comprising, respectively, MFS Research International FDP Fund, Marsico Growth FDP Fund, Van Kampen Value FDP Fund and Franklin Templeton Total Return FDP Fund) as of June 8, 2005 included in this Registration Statement of Form N-1A under the Securities Act of 1933 (File No. 333-123779) and the Investment Company Act of 1940 (File No. 811-21744) of FDP Series, Inc.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

July 18, 2005